Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2017 Equity Incentive Plan, as amended, the 2020 Stock Incentive Plan and the 2020 Employee Stock Purchase Plan of Inozyme Pharma, Inc. of our report dated May 8, 2020, except for Note 13(d) as to which the date is July 20, 2020, with respect to the consolidated financial statements of Inozyme Pharma, Inc. included in the Registration Statement (Form S-1 No. 333- 239648) and related Prospectus of Inozyme Pharma, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 28, 2020